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                                  EXHIBIT 11.1

                    BIOTRANSPLANT INCORPORATED AND SUBSIDIARY
                          (A Development Stage Company)

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                             COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)

                                                         Three Months Ended              Nine Months Ended
                                                            September 30,                   September 30,
                                                        1995            1996            1995           1996
                                                     ----------     -----------     -----------     -----------
Net Loss:                                            $ (191,377)    $(2,323,714)    $(3,314,499)    $(3,470,099)
                                                     ==========     ===========     ===========     ===========

Shares Used in Computing Pro Forma Net Loss Per
     Common Share: Weighted Average Common Stock
     Outstanding During the Period                      126,310       8,548,756         123,623       6,683,869
     Conversion of Redeemable Convertible
        Preferred Stock (1)                           3,212,896              --       3,212,896              --
     Dilutive Effect of Common Equivalent Shares
        Issued Subsequent to March 1, 1995 (2)          676,048              --         676,048         315,818
                                                     ----------     -----------     -----------     -----------
                                                      4,015,254       8,548,756       4,012,567       6,999,687
                                                     ----------     -----------     -----------     -----------

Pro Forma Net Loss Per Common Share                  $    (0.05)    $     (0.27)    $     (0.83)    $     (0.50)
                                                     ==========     ===========     ===========     ===========

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(1) Effective with the closing of the Company's initial public offering of common stock, all shares of redeemable convertible preferred stock automatically converted into shares of common stock. Accordingly the equivalent number of weighted average common shares that would have been outstanding during each period presented have been included as outstanding.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the Company's Registration
    Statement for its initial public offering have been included as outstanding for all periods presented until the effective date of the Company's initial public offering. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.
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